Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Alan R. Abrams, Chairman, President & Chief Executive Officer (770) 953-0304 E-mail: alan.abrams@servidyne.com
SERVIDYNE PROMOTES KEY EXECUTIVE
ATLANTA, Georgia, November 8, 2007 — SERVIDYNE, INC. (NASDAQ — SERV), a building performance expert services and real estate company, today announced the appointment of Mr. Rick A. Paternostro, 37, to the position of Chief Financial Officer, replacing Mr. Mark J. Thomas, 52, who has accepted a position with another company.
Mr. Paternostro, a certified public accountant and a graduate of the University of Georgia, is a long-term Company employee, having served in various accounting, financial and operating roles since joining the Company in 1997. During his tenure, he has served as the Company’s Controller, as Chief Financial Officer of a Company subsidiary, as Vice President of Financial Operations, and most recently as Vice President of Operations of the Company’s building performance expert segment.
Commenting on the change, Alan R. Abrams, Chairman, President and CEO, stated: “While I am disappointed to see Mark Thomas leave us and wish him all the best, I am very pleased that we have a seasoned executive like Rick on board who has certainly earned this promotion. Rick knows Servidyne and our systems and processes as well as anyone, and I am proud and excited to have him join our executive management team.”
Established in 1925 and operating nationwide, Servidyne provides comprehensive energy, infrastructure and productivity management solutions to building owners and operators, and engages in commercial real estate investment and development. The Company’s strategic building performance programs and services enable customers to optimize the short-term and long-term financial performance of their building portfolios, while reducing greenhouse gas emissions and improving building occupant satisfaction. These offerings include energy engineering and energy management analytical consulting services, turnkey implementation of energy savings infrastructure upgrade and retrofit projects, and proprietary Web/wireless preventive maintenance and service request systems with integrated utility and maintenance reporting. The Company also owns or controls shopping centers in the Midwest and Southeast and office properties in metropolitan Atlanta, Georgia. For more information about Servidyne, please visit www.servidyne.com or call 770-953-0304.
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Certain statements contained in this news release are forward-looking statements within the meaning of federal securities laws. Such forward-looking statements involve known and unknown risks, uncertainties and other matters, including the risks and uncertainties set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, which may cause the actual results, performance or achievement of Servidyne, Inc. to be materially different from any past or future results, performance, or uncertainties expressed or implied by such forward-looking statements. Servidyne, Inc. does not undertake to update these forward-looking statements.